UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Adverum Biotechnologies, Inc.

(Name of Registrant as Specified in its Charter)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 6, 2024

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Cardinal Way

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(650) 656-9323

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Trading Symbol	Name Of Each Exchange On Which Registered
Common Stock	ADVM	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Officer and Departure of Director

Effective June 10, 2024, the board of directors (the “Board”) of Adverum Biotechnologies, Inc. (the “Company”) appointed Rabia Gurses Ozden, M.D. as the Company’s Chief Medical Officer (the “Appointment”). In connection with the Appointment, on June 6, 2024, Dr. Ozden notified the Board of her decision to resign from the Board and the Research and Development Committee of the Board, effective June 10, 2024. The Company expects to make an ordinary course option grant to Dr. Ozden in connection with the Appointment. For a description of the material terms of Adverum Biotechnologies, Inc. 2024 Equity Incentive Award Plan (the “2024 Plan”), see the Company’s definitive proxy statement for the Annual Meeting, as filed with the SEC on May 2, 2024 (the “Proxy Statement”). As described in the Proxy Statement, if the 2024 Plan is not approved by the Company’s stockholders at the Annual Meeting, the Company will have insufficient shares under the Adverum Biotechnologies, Inc. 2014 Equity Incentive Award Plan to grant planned equity awards.

Appointment of Director

Effective June 10, 2024, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, appointed Szilárd Kiss, M.D. as a director to fill the vacancy on the Board created by Dr. Ozden’s resignation. Dr. Kiss will serve as a Class III director until the Company’s 2026 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. In connection with his appointment to the Board, Dr. Kiss is expected to be appointed to the Research & Development Committee of the Board.

Szilárd Kiss, M.D., age 49, has been at the Department of Ophthalmology at the Weill Cornell Medical College of Cornell University (“Weill”) since 2008, where he has served in various roles, and is currently the Bob and Dolores Hope – Robert M. Ellsworth, M.D. Distinguished Professor in Ophthalmology (since April 2023), Professor of Ophthalmology in Genetic Medicine (since May 2023) and Chief of the Retina Service (since August 2015). Dr. Kiss is the past Chair of the General Faculty Council at Weill, where he now serves as Senior Councilor (since July 2021) and is also the Associate Dean of Clinical Compliance (since November 2019). Dr. Kiss first joined Weill as Assistant Professor of Ophthalmology in August 2008. Dr. Kiss also serves as Chief Medical Officer of Blue Gen Therapeutics Foundation, a nonprofit biotechnology corporation developing gene therapy treatments for rare inherited retinal diseases. Dr. Kiss also consults for or serves on the advisory board of a number of biopharmaceutical companies, and previously consulted for the Company. Dr. Kiss holds a B.A. in Biology from Columbia College and an M.D. from Columbia University Vagelos College of Physicians and Surgeons. Dr. Kiss completed his ophthalmology residency and surgical vitreoretinal fellowship at Harvard Medical School and the Massachusetts Eye & Ear Infirmary. Dr. Kiss has been chosen to serve on the Company’s Board due to his expertise in ophthalmology, gene therapy, and compliance and regulatory matters.

In connection with his service on the Board, Dr. Kiss will participate in the Company’s standard compensation program for non-employee directors, which is described in the Company’s proxy supplement for the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”), as filed with the Securities and Exchange Commission (the “SEC”) on May 28, 2024. As described in the Proxy Statement, if the 2024 Plan is not approved by the Company’s stockholders at the Annual Meeting, the Company will have insufficient shares under the Adverum Biotechnologies, Inc. 2014 Equity Incentive Award Plan to grant planned equity awards. For a description of the material terms of 2024 Plan, see the Proxy Statement.

In addition, Dr. Kiss will enter into an indemnification agreement in substantially the same form that Adverum has entered into with its existing directors.

As of April 22, 2024, the record date (the “Record Date”) for the Annual Meeting, Dr. Kiss beneficially owned 19,499 shares of the Company’s common stock, all of which are issuable upon exercise of options that are exercisable within 60 days of the Record Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Adverum Biotechnologies, Inc.

Dated: June 11, 2024	By:	/s/ Laurent Fischer
Laurent Fischer, M.D. President and Chief Executive Officer